EXHIBIT 99.1


Glen Ellyn, Illinois                            Contact: Scott W. Hamer
December 21, 2007                               Chief Executive Officer
Company Release                                 630-545-0900


                        COMMUNITY FINANCIAL SHARES, INC.
                             DECLARES CASH DIVIDEND

         Community Financial Shares, Inc. (OTCBB: CFIS) (the "Company"), the holding company for Community Bank of Wheaton/Glen Ellyn (the "Bank"), announced that its Board of Directors declared a quarterly cash dividend on December 19, 2007 of $0.06 per share on its common stock. The cash dividend will be paid on January 31, 2008 to shareholders of record at the close of business on January 16, 2008.

         Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois. Its primary subsidiary, Community Bank of Wheaton/Glen Ellyn, maintains four full service offices in Glen Ellyn and Wheaton. A new Community Bank office opened in November 2007 on the north side of Wheaton, Illinois,

         For further information about the Company and the Bank visit them on the world wide web at www.commbank-wge.com. In addition, information on the Company's stock can be found at www.otcbb.com under the symbol CFIS.

         Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.